Exhibit 99.1

Clipper Realty Inc. Announces Fourth Quarter and Full-Year 2017 Results

Records Record Revenues and Earnings; Completes Significant Refinancings

NEW YORK, March 8, 2018 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR) (the “Company”), a leading owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced financial and operating results for the three months and year ended December 31, 2017.

Highlights for the Three Months and Year Ended December 31, 2017

●	Grew revenues by 12.7% to a record $27.3 million for the fourth quarter 2017, and by 11.8% to a record $104.0 million for the year ended December 31, 2017, compared to the same periods in 2016
●

Achieved record quarterly income from operations of $7.5 million and record quarterly net operating income (“NOI”)[1] of $14.8 million for the fourth quarter 2017; achieved record annual NOI of $56.4 million for the year ended December 31, 2017

●

Reduced net loss by 51% to $1.5 million, or $0.04 per share, for the fourth quarter 2017, and by 51% to $6.0 million, or $0.15 per share, for the year ended December 31, 2017, compared to the same periods in 2016

●

Increased adjusted funds from operations (“AFFO”)[1] by 61% to $4.5 million, or $0.10 per share, for the fourth quarter 2017, and by 67% to $16.7 million, or $0.38 per share, for the year ended December 31, 2017, compared to the same periods in 2016

●	Acquired 10 West 65th Street, a residential property in Manhattan, for $79.0 million in October
●	Declared a dividend of $0.095 for the fourth quarter 2017, representing a 12% increase over the dividend for the same period in 2016

In addition to the 2017 highlights above, on February 21, 2018, the Company completed the refinancings (the “Refinancings”) of existing debt on its Flatbush Gardens and Tribeca House properties that lower the interest rates on the loans, fix the rates on the debt of all of its operating properties, reduce annual debt service by approximately $6.6 million and provide additional liquidity. With the proceeds of the Refinancings, the Company repaid the Flatbush Gardens and the Tribeca House loans, and the net remaining proceeds of $21.5 million increased the Company’s cash position.

David Bistricer, Co-Chairman and Chief Executive Officer, commented,

“We are pleased with the completion of debt refinancings at our Flatbush Gardens and Tribeca House properties in February. These new facilities improve our capital structure, mitigate interest rate risk, reduce annual debt service requirements, and provide greater flexibility and liquidity for Clipper Realty to execute our strategic plan.

We are also pleased with our fourth quarter 2017 results which demonstrate solid revenue growth and continuing high levels of NOI and AFFO, and reflect the quality of our property portfolio and the operational excellence of our team. With strong management and prudent capital improvements, we believe our properties will contribute meaningfully to our cash flow growth over time. As we progress through 2018 and beyond, we remain focused on executing our strategic initiatives, which include driving cash flow, increasing scale, enhancing efficiencies through asset repositioning and expertly operating our high-quality portfolio, to create long-term value for our shareholders. We are excited to continue to grow our portfolio through the acquisition of 10 West 65th Street.”

1 Net operating income (“NOI”) and adjusted funds from operations (“AFFO”) are non-GAAP financial measures. For a definition of these financial measures and a reconciliation of such measures to the most comparable GAAP measures, see “Reconciliation of Non-GAAP Measures” at the end of this release

Financial Results

Revenues grew by $3.1 million, or 12.7%, to $27.3 million for the fourth quarter 2017, compared to $24.2 million for the fourth quarter 2016. Revenues grew by $10.9 million, or 11.8%, to $104.0 million in the year ended December 31, 2017, compared to $93.0 million for the year ended December 31, 2016. The growth was attributable to a lease renewal on approximately one-third of the office space at the 250 Livingston property effective January 2017, increases in residential rent per square foot at the Flatbush Gardens property, increases in residential rent per square foot and occupancy at the Tribeca House property, the acquisition of the 10 West 65th Street property in October 2017 and, for the annual period, the acquisition of the Aspen property in June 2016.

Net loss for the fourth quarter 2017 was $1.5 million, or $0.04 per share, compared to $3.1 million, or $0.09 per share, for the fourth quarter 2016, representing an improvement of approximately 51%. Net loss for the year ended December 31, 2017, was $6.0 million, or $0.15 per share, compared to $12.3 million, or $0.34 per share, for the year ended December 31, 2016, representing an improvement of approximately 51%. The reduction in net loss in both periods was due to higher revenue and reduced interest expense, partially offset by higher real estate taxes, operating expenses, general and administrative expenses, depreciation and amortization and, for the annual period, the acquisition of the Aspen property in June 2016.

AFFO for the fourth quarter 2017 was $4.5 million, or $0.10 per share, compared to $2.8 million, or $0.07 per share, for the fourth quarter 2016. AFFO for the year ended December 31, 2017, was $16.7 million, or $0.38 per share, compared to $10.0 million, or $0.26 per share, for the year ended December 31, 2016. These increases reflect the above-mentioned improvements in revenue and operating expense changes and, for the annual period, the acquisition of the Aspen property in June 2016.

Balance Sheet

Notes payable (excluding unamortized loan costs) was $855.1 million at December 31, 2017, compared to $764.6 million at December 31, 2016. The balance at December 31, 2017, included the $34.4 million and $59.0 million mortgage loans obtained in connection with the 10 West 65th Street and 107 Columbia Heights acquisitions, respectively, discussed below.

In the first quarter 2017, the Company completed its initial public offering in which it sold approximately 6.4 million shares at $13.50 per share, raising approximately $86.3 million of gross proceeds.

2018 Refinancings

As discussed above, in February 2018, the Company completed the Refinancings.

The Company refinanced Flatbush Gardens with a ten-year $246 million initial fixed rate secured first mortgage loan with New York Community Bank, the property’s current lender, which matures March 2028, bears interest at a fixed rate of 3.5% per annum for the first five years and is interest-only for thirty months.

The Company refinanced Tribeca House with a ten-year $360 million fixed rate secured loan which matures March 2028, bears interest at a fixed rate of 4.506% per annum and is interest-only for the entire term.

With the proceeds, the Company repaid (i) both of the Tribeca House loans totaling $410 million due November 2018, which bore interest at a blended one-month LIBOR + 3.75% annual rate, and (ii) both of the Flatbush Gardens mortgage loans totaling approximately $168 million due October 2024, which bore interest at a fixed 3.875% annual rate. Net remaining proceeds of $21.5 million increased the Company’s cash position.

Acquisitions

In October 2017, the Company completed the acquisition of a residential property at 10 West 65th Street in Manhattan, which comprises approximately 76,000 square feet plus 53,000 square feet of air rights, for $79.0 million. The 82-unit property is located near Lincoln Center and Central Park in the Upper West Side neighborhood. The Company plans to invest incremental capital to enhance the property. In connection with the acquisition, the Company obtained a $34.4 million, ten-year mortgage loan secured by the property. The note bears interest at 3.375% for the first five years and thereafter at the prime rate plus 2.75% (subject to an option to fix the rate), and requires interest-only payments for the first two years and monthly principal and interest payments thereafter based on a 30-year amortization schedule.

In May 2017, the Company completed the acquisition of a residential property at 107 Columbia Heights in Brooklyn, which comprises approximately 154,000 square feet, in vacant condition, for $87.5 million or $568 per square foot. The property is located in the historic Brooklyn Heights neighborhood. The Company is in the process of repositioning the property. In connection with the acquisition, the Company obtained (a) a $59.0 million mortgage loan, secured by the property, and (b) a construction loan, secured by the property, that will provide up to $14.7 million for eligible capital improvements and carrying costs; the notes bear interest at one-month LIBOR plus 3.85% and mature in May 2020. The property is carried on the balance sheet as real estate under development.

Capital Expenditures

The Company continues to strategically invest in its properties, selectively repositioning assets and driving ongoing rent growth. The Company incurred $22.8 million, primarily on major renovation projects, for the year ended December 31, 2017, compared to $18.5 million in the same period in 2016. At the Tribeca House property, the expenditures were to upgrade units and common areas, including the lobby. At the Flatbush Gardens property, comprising 59 buildings and nearly 22 acres, the expenditures included the replacement of a major terrace area, installation of security cameras, lighting and refurbishment of all basement areas, and installation of new mailboxes and new laundry rooms. At the 141 Livingston Street property, the expenditures were to refurbish elements of the building as agreed under the lease with the City of New York. At the 107 Columbia Heights property, the expenditures were to commence development of the property and were funded primarily from the associated construction loan.

Dividend

The Company today declared its fourth quarter dividend of $0.095 per share to shareholders of record on March 22, 2018, payable March 29, 2018. This amount represents a 12% increase over the dividend for the same period in 2016.

Conference Call and Supplemental Material

The Company will host a conference call on March 8, 2018, at 5:00 PM Eastern Time to discuss fourth quarter and full-year 2017 results. The conference call can be accessed by dialing 800-346-7359 or 973-528-0008, conference entry code 102845. A replay of the call will be available from March 8, 2018, following the call, through March 22, 2018, by dialing 800-332-6854 or 973-528-0005, replay conference ID 102845. Supplemental data to this release can be found under the “Quarterly Earnings” navigation tab on the “Investors” page of our website at www.clipperrealty.com. The Company’s filings with the Securities and Exchange Commission (“SEC”) will be filed at www.sec.gov under Clipper Realty Inc.

About Clipper Realty

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on Clipper Realty Inc., please visit www.clipperrealty.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include estimates concerning the timing of certain acquisitions, the amount of capital projects and the success of specific properties. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this press release.

We disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these and other important factors that could affect our actual results, please refer to our filings with the Securities and Exchange Commission, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Contact

Investors:

Michael Frenz, Head of Capital Markets

(718) 438-2804 x2274

M: (917) 576-7750

Email: mfrenz@clipperrealty.com

Clipper Realty Inc.
Consolidated Balance Sheets
(In thousands, except for share data)

	December 31, 2017	December 31, 2016

ASSETS
Investment in real estate
Land and improvements	$497,343	$433,666
Building and improvements	463,727	435,318
Tenant improvements	3,023	2,986
Furniture, fixtures and equipment	10,245	9,281
Real estate under development	96,268	-
Total investment in real estate	1,070,606	881,251
Accumulated depreciation	(73,714)	(58,174)
Investment in real estate, net	996,892	823,077

Cash and cash equivalents	8,274	37,547
Restricted cash	13,730	11,105
Tenant and other receivables, net of allowance for doubtful accounts of $2,524 and $2,768, respectively	6,569	4,485
Deferred rent	3,514	3,825
Deferred costs and intangible assets, net	11,894	13,953
Prepaid expenses and other assets	11,546	11,216
TOTAL ASSETS	$1,052,419	$905,208

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized loan costs of $11,170 and $10,134, respectively	$843,946	$754,459
Accounts payable and accrued liabilities	9,067	8,982
Security deposits	6,048	6,248
Below-market leases, net	5,075	6,862
Other liabilities	2,692	2,441
TOTAL LIABILITIES	866,828	778,992

Equity:
Preferred stock, $0.01 par value, 12.5% Series A cumulative non-voting, $137,500 liquidation preference; zero and 132 shares issued and outstanding, respectively	-	-
Common stock, $0.01 par value; 500,000,000 shares authorized, 17,812,755 and 11,422,606 shares issued and outstanding, respectively	178	114
Additional paid-in-capital	92,273	46,671
Accumulated deficit	(17,539)	(8,584)
Total stockholders' equity	74,912	38,201
Non-controlling interests	110,679	88,015
TOTAL EQUITY	185,591	126,216

TOTAL LIABILITIES AND EQUITY	$1,052,419	$905,208

Clipper Realty Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
REVENUES
Residential rental income	$18,993	$17,760	$73,667	$67,165
Commercial income	5,496	4,715	21,914	18,558
Tenant recoveries	1,879	1,092	5,102	4,061
Garage and other income	955	671	3,269	3,221
TOTAL REVENUES	27,323	24,238	103,952	93,005

OPERATING EXPENSES
Property operating expenses	6,841	6,557	27,029	25,442
Real estate taxes and insurance	5,680	4,717	20,685	17,740
General and administrative	2,659	2,088	9,944	8,405
Acquisition costs	32	(81)	69	326
Depreciation and amortization	4,637	4,649	16,721	15,295
TOTAL OPERATING EXPENSES	19,849	17,930	74,448	67,208

INCOME FROM OPERATIONS	7,474	6,308	29,504	25,797

Interest expense, net	(8,997)	(9,387)	(35,505)	(38,136)

Net loss	(1,523)	(3,079)	(6,001)	(12,339)

Net loss attributable to non-controlling interests	908	2,147	3,644	8,604
Dividends attributable to preferred shares	-	(8)	(8)	(19)
Net loss attributable to common stockholders	$(615)	$(940)	$(2,365)	$(3,754)

Basic and diluted net loss per share	$(0.04)	$(0.09)	$(0.15)	$(0.34)

Weighted average common shares / OP units
Common shares outstanding	17,813	11,423	17,021	11,423
OP units outstanding	26,317	26,317	26,317	26,317
Diluted shares outstanding	44,130	37,740	43,338	37,740

Clipper Realty Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,001)	$(12,339)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,540	13,502
Amortization of deferred financing costs	2,899	5,200
Amortization of deferred costs and intangible assets	2,750	3,269
Amortization of above- and below-market leases	(1,729)	(1,730)
Deferred rent	311	56
Stock-based compensation	3,110	2,523
Change in fair value of interest rate caps	261	(139)
Changes in operating assets and liabilities:
Restricted cash	(2,625)	(768)
Tenant and other receivables	(2,084)	(3,009)
Prepaid expenses, other assets and deferred costs	(1,620)	(979)
Accounts payable and accrued liabilities	(89)	3,656
Security deposits	(200)	238
Other liabilities	251	(130)
Net cash provided by operating activities	10,774	9,350

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to land, buildings and improvements	(20,276)	(18,162)
Cash paid in connection with acquisition of real estate	(167,380)	(103,123)
Net cash used in investing activities	(187,656)	(121,285)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds and costs from sale of common stock	78,685	(1,590)
(Redemption) sale of preferred stock	(145)	132
Payments of mortgage notes	(3,895)	(515,650)
Proceeds from mortgage notes	94,417	559,500
Dividends and distributions	(16,565)	(9,951)
Loan costs and other	(4,888)	(8,291)
Net cash provided by financing activities	147,609	24,150

Net increase (decrease) in cash and cash equivalents	(29,273)	(87,785)
Cash and cash equivalents - beginning of period	37,547	125,332
Cash and cash equivalents - end of period	$8,274	$37,547

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest of $2,852 in 2017	$33,614	$33,536
Other non-cash items capitalized to real estate under development	2,448	-

Clipper Realty Inc.

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

We disclose and discuss funds from operations (“FFO”), adjusted funds from operations (“AFFO”), adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), and net operating income (“NOI”) all of which meet the definition of “non-GAAP financial measure” set forth in Item 10(e) of Regulation S-K promulgated by the SEC.

While management and the investment community in general believe that presentation of these measures provides useful information to investors, neither FFO, AFFO, Adjusted EBITDA, nor NOI should be considered as an alternative to net income or income from operations as an indication of our performance. We believe that to understand our performance further, FFO, AFFO, Adjusted EBITDA, and NOI should be compared with our reported net income or income from operations and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.

Funds From Operations and Adjusted Funds From Operations

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment adjustments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our calculation of FFO is consistent with FFO as defined by NAREIT.

AFFO is defined by us as FFO excluding amortization of identifiable intangibles incurred in property acquisitions, straight-line rent adjustments to revenue from long-term leases, amortization costs incurred in originating debt, interest rate cap mark-to-market, amortization of non-cash equity compensation and acquisition costs, less recurring capital expenditures.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. In fact, real estate values have historically risen or fallen with market conditions. FFO is intended to be a standard supplemental measure of operating performance that excludes historical cost depreciation and valuation adjustments from net income. We consider FFO useful in evaluating potential property acquisitions and measuring operating performance. We further consider AFFO useful in determining funds available for payment of distributions. Neither FFO nor AFFO represent net income or cash flows from operations computed in accordance with GAAP. You should not consider FFO and AFFO to be alternatives to net income as reliable measures of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (computed in accordance with GAAP) as measures of liquidity.

Neither FFO nor AFFO measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities computed in accordance with GAAP. Further, FFO and AFFO as disclosed by other REITs might not be comparable to our calculations of FFO and AFFO.

The following table sets forth a reconciliation of FFO and AFFO for the periods presented to net loss before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
FFO
Net loss	$(1,523)	$(3,079)	$(6,001)	$(12,339)
Real estate depreciation and amortization	4,637	4,649	16,721	15,295
FFO	$3,114	$1,570	$10,720	$2,956

AFFO
FFO	$3,114	$1,570	$10,720	$2,956
Amortization of real estate tax intangible	392	290	1,568	1,476
Amortization of above- and below-market leases	(432)	(373)	(1,729)	(1,730)
Straight-line rent adjustments	74	116	311	56
Amortization of debt origination costs	736	947	2,899	5,200
Interest rate cap mark-to-market	(98)	(148)	261	(139)
Amortization of LTIP awards	841	632	3,110	2,523
Acquisition costs	32	(81)	69	326
Recurring capital spending	(116)	(135)	(527)	(670)
AFFO	$4,543	$2,818	$16,682	$9,998
AFFO Per Share/Unit	$0.10	$0.07	$0.38	$0.26

Adjusted Earnings Before Interest, Income Taxes, Depreciation and Amortization

We believe that Adjusted EBITDA is a useful measure of our operating performance. We define Adjusted EBITDA as net loss before allocation to non-controlling interests, plus real estate depreciation and amortization, amortization of identifiable intangibles, straight-line rent adjustments to revenue from long-term leases, amortization of non-cash equity compensation, interest expense (net) and acquisition costs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP income from operations or net income. We consider Adjusted EBITDA to be a meaningful financial measure of our core operating performance.

However, Adjusted EBITDA should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating Adjusted EBITDA, and accordingly, our Adjusted EBITDA may not be comparable to that of other REITs.

The following table sets forth a reconciliation of Adjusted EBITDA for the periods presented to net loss before allocation to non-controlling interests, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA
Net loss	$(1,523)	$(3,079)	$(6,001)	$(12,339)
Real estate depreciation and amortization	4,637	4,649	16,721	15,295
Amortization of real estate tax intangible	392	290	1,568	1,476
Amortization of above- and below-market leases	(432)	(373)	(1,729)	(1,730)
Straight-line rent adjustments	74	116	311	56
Amortization of LTIP awards	841	632	3,110	2,523
Interest expense, net	8,997	9,387	35,505	38,136
Acquisition costs	32	(81)	69	326
Adjusted EBITDA	$13,018	$11,541	$49,554	$43,743

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as income from operations plus real estate depreciation and amortization, general and administrative expenses, acquisition costs, amortization of identifiable intangibles and straight-line rent adjustments to revenue from long-term leases. We believe that this measure is widely recognized and provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance because NOI allows us to evaluate the operating performance of our company by measuring the core operations of property performance and capturing trends in rental housing and property operating expenses. NOI is also a widely used metric in valuation of properties.

However, NOI should only be used as an alternative measure of our financial performance. Further, other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to that of other REITs.

The following table sets forth a reconciliation of NOI for the periods presented to income from operations, computed in accordance with GAAP (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
NOI
Income from operations	$7,474	$6,308	$29,504	$25,797
Real estate depreciation and amortization	4,637	4,649	16,721	15,295
General and administrative	2,659	2,088	9,944	8,405
Acquisition costs	32	(81)	69	326
Amortization of real estate tax intangible	392	290	1,568	1,476
Amortization of above- and below-market leases	(432)	(373)	(1,729)	(1,730)
Straight-line rent adjustments	74	116	311	56
NOI	$14,836	$12,997	$56,388	$49,625